Item 77C
Citi US Treasury Reserves
Results of a Special Meeting of Shareholders
On November 29, 2005, a Special Meeting of Shareholders was
held for the following purposes:
1) to approve a new management agreement and 2) to elect
Trustees. The following
table provides the number of votes cast for, against or withheld, as well as the number of
abstentions as to each matter voted on at the Special Meeting of
Shareholders.
1. Approval of New Management Agreement
    					 	Voted
     			   Voted For 	 	Against		Abstentions
New Management Agreement   159,242,892.020 	598,565.350 	1,485,882.220

2. Election of Trustees1
Nominees:		Votes For          Authority Withheld	Abstentions
Elliot J. Berv 		1,303,645,407.620  65,086,002.740	16,214.000
Donald M. Carlton 	1,304,458,968.970  64,272,441.390	16,214.000
A. Benton Cocanougher 	1,304,575,964.590  64,155,445.770 	16,214.000
Mark T. Finn 		1,304,935,477.050  63,795,933.310	16,214.000
Stephen Randolph Gross 	1,304,783,876.680  63,947,533.680 	16,214.000
Diana R. Harrington 	1,304,677,852.660  64,053,557.700	16,214.000
Susan B. Kerley 	1,304,162,131.160  64,569,279.200 	16,214.000
Alan G. Merten 		1,304,373,215.660  64,358,194.700	16,214.000
R. Richard Pettit 	1,305,050,656.360  63,680,754.000 	16,214.000
R. Jay Gerken 		1,303,485,238.730  65,246,171.630	16,214.000
1 Trustees are elected by the shareholders of all of the series of the Trust of which the Fund is a series.